UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2010 (April 30, 2010)

IntelGenx Technologies Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

6425 Abrams, Ville Saint Laurent, Quebec, H4S 1X9 Canada
(Address of principal executive offices and Zip Code)

(514) 331-7440
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2010, IntelGenx Corp. (the "Company"), a wholly-owned subsidiary of IntelGenx Technologies Corp., entered into a Memorandum of Agreement (the "Agreement") with Pillar5 Pharma Inc. Pursuant to the Agreement, the Company undertakes to use its best efforts to ensure that distributors of the Company’s oral solid dose pharmaceutical products developed for commercial production be directed to Pillar5 for purposes of negotiating a manufacturing agreement requiring Pillar5 to manufacture those products. As consideration for this undertaking, Pillar5 issued to the Company 114 voting common shares of Pillar5, representing 10% of the issued and outstanding shares of Pillar5. The shares will be held in escrow until Pillar5 achieves certain revenue targets and are subject to restrictions on transfer pursuant to the Agreement. The Company has a right of first refusal in the event of bona fide sale to a third party of all of the shares or substantially all of the assets of Pillar5. Pursuant to the Agreement, the Company has the right to designate a nominee to serve on the board of directors of Pillar5 and Pillar5 has the right to designate a nominee to serve on the board of directors of IntelGenx Technologies Corp.

In connection with the Agreement, the Company entered into an Acknowledgment and Agreement, pursuant to which the Company became party to a Shareholders Agreement, dated as of January 22, 2010, with Pillar5 and its shareholders. The Shareholders Agreement provides for restrictions on transfer and drag-along rights with respect to the Pillar5 shares.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
99.1	IntelGenx Announces Manufacturing Partnership and Ownership Position in Manufacturing Facility

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: May 4, 2010	By: /s/ Horst Zerbe
Horst G.Zerbe
President and Chief
Executive Officer